Exhibit 10.28

MEMORANDUM REGARDING ASSIGNMENT AND ROYALTY AGREEMENT

From: David Jenkins

Sent: Monday, July 11, 2022 6:49 PM

To: austonlocke@gmail.com

Subject: assignment and royalty

In exchange for the assignment and all rights to the clamping/closure invention, Catheter Precision will pay a 5% royalty on net sales up to $1 million in royalties, payable annually in arrears, starting with the year ending December 31, 2022.  After $1 million has been paid, and if, and only if, a US patent is granted by the USPTO, then Catheter Precision will continue to pay a royalty, but at the reduced rate of 2% of net sales, until total cumulative royalties of $10 million have been paid.  Notwithstanding the above, royalty payments will end on revenues through February 28, 2032, regardless if the total of $10 million has been paid.

/s/ David A. Jenkins
David Jenkins, CEO
Catheter Precision, Inc.